Exhibit 2.1

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (the "Agreement") dated as of the 21st day of October 2008, by and among Mod Hospitality, Inc., a Nevada corporation with its principal executive offices at 11710 Old Georgetown Road, Suite 808, North Bethesda, MD (the "Company"), ECV Holdings, Inc., a Delaware corporation ("ECV"), with its principal office located at 11710 Old Georgetown Road, Suite 808, Rockville, MD 20852, and Flora Nutrients, Inc., a Nevada corporation with its principal office located at 699 W. Magee Rd. #14203, Tucson, AZ 85704 and the sole shareholder of ECV ("FLNU").

WITNESSETH:

WHEREAS, FLNU is the holder of all of the issued and outstanding capital stock of ECV (the "ECV Common Stock");

WHEREAS, FLNU will transfer 100% of the ECV Common Stock in exchange for shares of the Company;

WHEREAS, FLNU is acquiring a 99.912% ownership interest in the Company; and

WHEREAS, the Company is willing to issue 50,000,000 shares of its common stock, par value $0.001 per share (the "Common Stock"), equal to 99.912% of its issued and outstanding Common Stock, to FLNU in consideration for all of the ECV Common Stock.

NOW, THEREFORE, for the mutual consideration set out herein, the parties agree as follows:

1.  Exchange of Shares.

(a)    Issuance of Common Stock by the Company. On and subject to the terms and conditions set forth in this Agreement, the Company will issue to FLNU an aggregate of 50,000,000 shares of Common Stock which is equal to 99.912% of the Company's issued and outstanding Common Stock, in exchange for 100% of the ECV Common Stock.

(b)   Transfer of EVC Common Stock by FLNU. Subject to the terms and conditions set forth in this Agreement, FLNU will transfer to the Company all of the ECV Common Stock in exchange for 50,000,000 shares of Common Stock of the Company.

(c)   Closing. The issuance of the Common Stock to FLNU and the transfer of the ECV Common Stock to the Company will take place at a closing (the "Closing") on a date as soon as possible after or contemporaneously with the satisfaction or waiver of all the conditions to the closing set forth in Section 4 of this Agreement, but in no event later than October 21, 2008 (the "Closing Date").

2.  Representations and Warranties of the Company. The Company hereby represents, warrants, covenants and agrees as follows:

(a) Organization and Authority.

(i) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The Company does not have any equity investment or other interest, direct or indirect, in, or any outstanding loans, advances or guarantees to or on behalf of, any domestic or foreign corporation, Limited Liability Company, association, partnership, joint venture or other entity.

(ii) Complete and correct copies of the Company's certificate of incorporation and by-laws are available for review on the EDGAR system maintained by the U.S. Securities and Exchange Commission (the "Commission") and has been provided to Anslow & Jaclin LLP, the counsel for ECV and FLNU.

(iii) The Company has full power and authority to carry out the transactions provided for in this Agreement, and this Agreement constitutes the legal, valid and binding obligations of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency and other laws of general application affecting the enforcement of creditor's rights and except that any remedies in the nature of equitable relief are in the discretion of the court. All necessary action required to be taken by the Company for the consummation of the transactions contemplated by this Agreement has been taken.

(iv) The execution and performance of this Agreement will not constitute a breach of any agreement, indenture, mortgage, license or other instrument or document to which the Company is a party or by which its assets and properties are bound, and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to the Company or its properties. The execution and performance of this Agreement will not violate or conflict with any provision of the certificate of incorporation or by-laws of the Company.

(v) The Common Stock, when issued pursuant to this Agreement, will be duly and validly authorized and issued, fully paid and non-assessable. The issuance of the Common Stock to FLNU is exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), pursuant to an exemption provided by Section 4(2) and/or the Regulation D promulgated thereunder.

(vi) The Company has 175,000,000 shares of Common Stock authorized, of which 44,169 shares are presently outstanding, and 10,000,000 shares of preferred stock have been designated, of which 1,00,000 shares are presently outstanding. Except as provided in, contemplated by, or set forth in this Agreement or the Company SEC Documents (as defined in Section (2)(b)), the Company has no outstanding or authorized warrants, options, other rights to purchase or otherwise acquire capital stock or any other securities of the Company, preemptive rights, rights of first refusal, registration rights or related commitments of any nature. All issued and outstanding shares were either (i) registered under the Securities Act, or (ii) issued pursuant to valid exemptions from registration pursuant to Section 4(2) and/or the Regulation D of the Securities Act.

(vii) No consent, approval or agreement of any person, party, court, governmental authority, or entity is required to be obtained by the Company in connection with the execution and performance by the Company of this Agreement or the execution and performance by the Company of any agreements, instruments or other obligations entered into in connection with this Agreement.

(b) Commission Documents. Financial Statements. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the Commission pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act", including material filed pursuant to Section 13(a) or 15(d) of the Exchange Act (all of the foregoing including filings incorporated by reference therein being referred to herein as the "Company SEC Documents")). The Company SEC Documents do not contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Company and its subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Absence of Changes. Since June 30, 2008, except as set forth in the Company SEC Documents, to the best of Company's knowledge, neither the company nor its subsidiaries have experienced or suffered

(i) any change in the consolidated assets, liabilities, or financial condition of the Company, except changes in the ordinary course of business which do not and will not have a material adverse effect on the Company;

(ii) any damage, destruction, or loss, whether or not covered by insurance, materially and adversely affecting the assets or financial condition of the Company (as conducted and as proposed to be conducted);

(iii) any change or amendment to a material contract, charter document or arrangement not in the ordinary course of business to which the Company is a party other than contracts which are to be terminated at or prior to the Closing;

(iv) any loans made by the Company to any of affiliate of the Company or any of the Company's employees, officers, directors, shareholders or any of its affiliates;

(v) any declaration or payment of any dividend or other distribution or any redemption of any capital stock of the Company;

(vi) any sale, transfer, or lease of any of the Company's assets other than in the ordinary course of business;

(vii) any other event or condition of any character which might have a material adverse effect on the Company;

(viii) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by Company except in the ordinary course of business and that is not material to the assets or financial condition of the Company; or

(ix) any agreement or commitment by the Company to do any of the things described in this Section 2(c).

(d) Property. Except as set forth in the Company SEC Documents, the Company does not own any real estate and is not a party to any lease agreement.

(e) Taxes. The Company has filed all federal, state, county and local income, excise, franchise, property and other tax, governmental and/or related returns, forms, or reports, which are due or required to be filed by it prior to the date hereof, except where the failure to do so would have no material adverse impact on the Company, and has paid or made adequate provision in the financial statement included in the Company SEC Documents for the payment of all taxes, fees, or assessments which have or may become due pursuant to such returns or pursuant to any assessments received. The Company is not delinquent or obligated for any tax, penalty, interest, delinquency or charge.

(f) Contracts and Commitments. Except as contemplated under this Agreement or set forth in the Company SEC Documents, the Company is not a party to any contract or agreement other than the agreements that will be terminated at or prior to the Closing.

(g)  No Adverse Change. Since June 30, 2008, there has not been any Material Adverse Change in the financial condition of the Company, although ECV recognizes that the Company has continued not to generate any revenue and has continued to operate at a loss as a result of ongoing expenses, including expenses relating to this Agreement and the consummation of the transactions contemplated hereby. A Material Adverse Change shall mean a material adverse change in the business, financial condition, operations or prospects of a person.

(h)  No Defaults. The Company is not in violation of its certificate of incorporation or by-laws or any judgment, decree or order, applicable to it.

(i)  Litigation. There are no material (i.e., claims which, if adversely determined based on the amounts claimed, would exceed five thousand dollars ($5,000) in the aggregate) claims, actions, suits, proceedings, inquiries, labor disputes or investigations (whether or not purportedly on behalf of the Company) pending or, to Company's knowledge, threatened against the Company or any of its assets, at law or in equity or by or before any governmental entity or in arbitration or mediation.

(j)  Compliance with Laws. The Company, to its knowledge, is in full compliance with all laws applicable to it (including, without limitation, with respect to zoning, building, wages, hours, hiring, firing, promotion, equal opportunity, pension and other benefit, immigration, nondiscrimination, warranties, advertising or sale of products, trade regulations, anti-trust or control and foreign exchange or, to the Company's knowledge, environmental, health and safety requirements).

(k) No Broker. Neither the Company nor any of its agents or employees has employed or engaged any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement. The Company shall indemnify and hold FLNU harmless against any loss, damage, liability or expense, including reasonable fees and expenses of counsel, as a result of any brokerage fees, commissions or finders' fees which are due as a result of the consummation of the transaction contemplated by this Agreement.

(l) Reliance by FLNU. The representations and warranties set forth in this Section 2 taken together, do not contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein and therein, when taken together, not misleading, and there is no fact which materially and adversely affects the business, operations or financial condition of the Company. FLNU may rely on the representations set forth in this Section 2 notwithstanding any investigation it may have made.

3.  Closing Deliveries.

(a) At the Closing, the Company shall deliver or cause to be delivered to FLNU:

(i) fully executed and duly authorized transaction documents, including this Share Exchange Agreement and all other ancillary documents and resolutions required by the Company.

(ii) a certificate registered in the name of FLNU representing the number of shares of Common Stock;

(iii) a legal opinion of counsel to the Company acceptable to FLNU (as set forth in Exhibit B attached hereto);

(iv) a good standing certificate of the Company; and

(iv) a waiver of potential conflict of interest letter which consents to Anslow & Jaclin, LLP's representation of the Company (as set forth in Exhibit C attached hereto).

(b) At the Closing, FLNU and ECV shall deliver or cause to be delivered to the Company:

(i) fully executed and duly authorized transaction documents, including this Share Exchange Agreement and all other ancillary documents and resolutions required by the Company;

(ii) the certificate representing FLNU's ownership of ECV Common Stock, or if the ECV Common Stock were issued in uncertificated form, a written representation executed by an officer of ECV and FLNU that FLNU was issued 100% of ECV Common Stock.

(iii) a waiver of potential conflict of interest letter which consents to Anslow & Jaclin, LLP's representation of FLNU (as set forth in Exhibit D attached herto).

4.  Conditions to the Obligation of FLNU to Close. The obligations of FLNU under this Agreement are subject to the satisfaction of the following conditions unless waived by FLNU:

(a)  Representations and Warranties. At the Closing, the representations and warranties of the Company shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on such date, and the Company shall have performed all of their respective obligations required to be performed by them pursuant to this Agreement at or prior to the closing, and FLNU shall have received a certificate of the Company to such effect and as to any other matters set forth in this Agreement.

(b)  No Material Adverse Change. No Material Adverse Change in the business or financial condition of the Company shall have occurred or be threatened since the date of this Agreement, and no action, suit or proceedings shall be threatened or pending before any court of governmental agency or authority or regulatory body seeking to restraint, prohibition or the obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement or that, if adversely decided, has or may have a Material Adverse Effect.

(c) Liabilities. At the closing, the Company's total liabilities shall not exceed $2,000.

(d) Legal Opinion. The FLNU shall have received a legal opinion from the Company's legal counsel, acceptable to FLNU.

(e) Shares Outstanding. The Company shall have 44,169 shares of Common Stock outstanding without giving effect to the issuances contemplated under this Agreement.

5. Accredited Investor Status.

By countersigning this Agreement, FLNU represents that it is an accredited investor as such is defined in Regulation D promulgated under the Securities Act, because FLNU fits one of the definitions set forth in Exhibit A attached hereto.

6.  Notices. All notices, requests and other communications to any party hereunder shall be in writing and either delivered personally, telecopied or sent by certified or registered mail, postage prepaid, if to EVC:

ECV Holding, Inc.
Attn: Frederic Richardson
11710 Old Georgetown Road, Suite 808
Rockville, MD 20852

if to FLNU:

Flora Nutrients, Inc.
Attn.: Frederic Richardson
699 W. Magee Rd. #14203
Tucson, AZ 85704

with copies (which shall not constitute notices) to:

Anslow & Jaclin, LLP
Attn: Richard I. Anslow, Esq.
195 Route 9 South, Suite 204
Manalapan, New Jersey
Tel.: (732) 409-1212
Fax: (732) 577-1188

if to the Company:

Mod Hospitality, Inc.
11710 Old Georgetown Road, Suite 808
North Bethesda, MD Tel.: (301) 230-9674

with copies (which shall not constitute notices) to:

Anslow & Jaclin, LLP
Attn: Richard I. Anslow, Esq.
195 Route 9 South, Suite 204
Manalapan, New Jersey
Tel.: (732) 409-1212
Fax: (732) 577-1188

or such other address or fax number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date delivered personally or by overnight delivery service or telecopied or, if mailed, five business days after the date of mailing if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt

7.  Miscellaneous.

(a) This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof, superseding any and all prior or contemporaneous oral and prior written agreements, understandings and letters of intent. This Agreement may not be modified or amended nor may any right be waived except by a writing which expressly refers to this Agreement, states that it is a modification, amendment or waiver and is signed by all parties with respect to a modification or amendment or the party granting the waiver with respect to a waiver. No course of conduct or dealing and no trade custom or usage shall modify any provisions of this Agreement.

(b) This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts made and to be performed entirely within such State.

(c) This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns.

(d) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document.

(e) The various representations, warranties, and covenants set forth in this Agreement or in any other writing delivered in connection therewith shall survive the issuance of the Shares.

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IN WITNESS WHEREOF, the parties have executed this Securities Exchange Agreement the day and year first above written.

MOD HOSPITALITY, INC.

By: /s/ Frederic Richardson

Name: Frederic Richardson
Title: Chief Executive Officer

ECV HOLDINGS, INC.

By: /s/ Frederic Richardson

Name: Frederic Richardson
Title: Chief Executive Officer

FLORA NUTRIENTS, INC.

By: /s/ Frederic Richardson

Name: Frederic Richardson
Title: Chief Executive Officer

EXHIBIT A

DEFINITION OF "ACCREDITED INVESTOR"
WITHIN THE MEANING OF REGULATION D

An accredited investor means any person who comes within any of the following categories, or whom the Company reasonably believes comes within any of the following categories, at the time of the sale of the Shares to that person:

(i) any bank as defined in Section 3(a)(2) of the Securities Act or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity; any broker dealer registered pursuant to Section 15 of the Exchange Act; any insurance company as defined in Section 2(13) of the Securities Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that act; any Small Business Investment Company licensed by the U.S., Small Business Administration under Section 301 (c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000, or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

(ii) any private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

(iii) any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

(iv) any of the directors or executive officers of the Company;

(v) any natural person whose individual net worth, or joint net worth with that person's spouse, at the time of investment in the Common Stock, exceeds $250,000;

(vi) any natural person who had an individual income in excess of $250,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching that same income level in the current year;

(vii) any trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Common Stock, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of Regulation D; or

(viii) any entity in which all of the equity owners are accredited investors.

EXHIBIT B

October 21, 2008

To: Flora Nutrients, Inc.

Re:Mod Hospitality, Inc.

Ladies and Gentlemen:

We have acted as legal counsel for Mod Hospitality, Inc., a Nevada corporation (the "Company"), in connection with the execution and delivery by the Company of the Share Exchange Agreement, dated as of October __, 2008 (the "Agreement"), by and between the Company, ECV Holdings, Inc., a Delaware corporation, and Flora Nutrients, Inc., a Nevada corporation. Pursuant to your request, we are providing you with the opinion set forth below.

In rendering the opinion set forth below, we have reviewed: (a) the Company's IOKSBs and 10QSBs filed with the Securities and Exchange Commission pursuant to Section 13(a) or 15(b) of the Securities Exchange Act of 1934, as amended; (b) the Company's Certificate of Incorporation; (c) the Company's Bylaws; (d) certain records of the Company's corporate proceedings as reflected in its minute books; and (e) such statutes, records and other documents as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, we have made such other examinations of law and fact, as we have deemed relevant in order to form a basis for the opinion hereinafter expressed.

Based upon the foregoing, we are of the opinion that:

1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to enter into and perform its obligations under the Share Exchange Agreement, and to carry out the transactions contemplated by the Share Exchange Agreement and each other document or instrument executed by it in connection therewith or pursuant thereto, including issuance and delivery of the Common Stock.

2. All shares of the Company's common stock, prior to transaction as currently contemplated, are validly issued, fully paid and non-assessable. The authorized capital stock of the Company is 175,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of the date hereof, there are presently 44,169 shares of common stock issued and outstanding.

3. The Company has the power and authority to own and operate its business as carried on prior to the date of this opinion.

4. The execution and delivery of this Share Exchange Agreement by the Company, the performance of the Company's obligations thereunder and the issuance and delivery of the Common Stock, have been duly and validly authorized by all necessary actions on the part of the Company, its directors and its stockholders and each of the Share Exchange Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

5. The execution and delivery by the Company of the Share Exchange Agreement, and the consummation by the Company of the transactions contemplated thereby, do not (a) to our knowledge, violate the provisions of any U.S. federal law, rule or regulation applicable to the Company or the Nevada corporate law; (b) to our knowledge, violate the provisions of the Certificate of Incorporation or By-laws of the Company; (c) to our knowledge, violate any judgment. decree, order or award of any court, governmental body or arbitrator specifically naming the Company; or (d) with or without notice and/or the passage of time, conflict with or result in the breach or termination of any term or provision of or constitute a default under. or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Company pursuant to, any agreement to which the Company is a party.

6. The issuance of the Common Stock is not subject to any statutory preemptive rights under the Nevada corporate law, or similar rights under its Certificate of Incorporation or the By-laws.

7. To our knowledge, there are no legal or governmental proceedings pending to which the Company or any of its Subsidiaries is a party or of which any property of the Company or any of its Subsidiaries is the subject which, if determined adversely to the Company or any of its Subsidiaries, would individually or in the aggregate have a Material Adverse Effect; and, to our knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

Very truly yours,

ANSLOW & JACLIN, LLP

By: /s/ Richard I. Anslow
RICHARD I. ANSLOW

EXHIBIT C

Anslow+ Jaclin

October 21, 2008

Mod Hospitality, Inc.
Attn: Frederic Richardson
11710 Old Georgetown Road, Suite 808
North Bethesda, MD 20852

Re:  Waiver of Potential Conflict of Interest

Dear Mr. Richardson:

We have been requested by Mod Hospitality, Inc (the "Company") to represent it in connection with the share exchange transaction (the "Transaction") between the Company and Flora Nutrients, Inc., a Nevada corporation ("FLNU"). As you are aware, we currently have been retained by FLNU as a client of this firm in connection with the Transaction. It has come to our attention that if we agree to represent the Company, we will be simultaneously representing both parties in the same transaction.

While neither we nor the Company anticipate that this situation will adversely affect our representation of the Company in the Transaction, applicable rules of professional conduct require that we obtain the Company's consent to our representation when we represent both the Company and FLNU simultaneously in the same transaction in which the interest of both parties are actually or potentially adverse.

By giving your consent, the Company acknowledges that we have made full disclosure to you of the facts and circumstances surrounding, any conflict of interest or potential conflict which may exist now or in the future with regard to our firm's representation of the Company. Despite any such conflict of interest which may exist, you hereby agree to our continued representation of the Company in the Transaction. You further agree to our right to withdraw our continued representation if. in our opinion, it might violate applicable rules of professional conduct.

We will be pleased to answer any questions you may have concerning this representation or this requested consent. You are, of course, free to consult independent counsel about this consent. If you wish to consent, please sign the enclosed extra copy of this letter and return it to us in the enclosed envelope.

Very truly yours,

ANSLOW & JACLIN, LLP

By: /s/ Richard I. Anslow
RCHARD I. ANSLOW

The undersigned has read the foregoing, acknowledges its right to seek an opinion of independent counsel, and hereby consents to waive any potential conflict and consents to the firm's representation of Mod Hospitality, Inc.

ACCEPTED AND AGREED TO BY:
MOD HOSPITALITY, INC.

By: /s/ Frederic Richardson

Name: Frederic Richardson
Title: Chief Executive Officer

EXHIBIT D

Anslow+ Jaclin

October 21, 2008

Flora Nutrients, Inc.
Attn: Frederic Richardson
699 W. Magee Rd. #14203
Tucson, AZ 85704

Re:  Waiver of Potuntial Conflict of Interest

Dear Mr. Richardson:
We currently have been retained by Flora Nutrients, Inc. (the "Company") as a client of this firm in connection with the share exchange transaction (the "Transaction") between the Company and Mod Hospitality. Inc.. a Nevada company ('Mod''). We also have been requested by Mod to represent it in connection with the Transaction. It has come to our attention that if we agree to represent Mod, we will be simultaneously representing both parties in the same transaction.

While neither we nor the Company anticipate that this situation will adversely affect our representation of the Company in the Transaction, applicable rules of professional conduct require that we obtain the Company's consent to our representation when we represent both the Company and Mod simultaneously in the same transaction in which the interest of both parties are actually or potentially adverse.

By giving your consent, the Company acknowledges that we have made full disclosure to you of the facts and circumstances surrounding any conflict of interest or potential conflict which may exist now or in the future with regard to our firm's representation of the Company. Despite any such conflict of interest which may exist, you hereby agree to our continued representation of the Company in the Transaction. You further agree to our right to withdraw our continued representation if. in our opinion. it might violate applicable rules of professional conduct.

We will be pleased to answer any questions you may have concerning this representation or this requested consent. You arc. of course, free to consult independent counsel about this consent. If you wish to consent. please sign the enclosed extra copy of this letter and return it to us in the enclosed envelope.

Very truly yours,

ANSLOW & JACLIN, LLP

By: /s/ Richard I. Anslow
RCHARD I. ANSLOW

The undersigned has read the foregoing. acknowledges its right to seek an opinion of independent counsel, and hereby consents to Waive any potential conflict and consents to the firm's representation of Flora Nutrients, Inc.

ACCEPTED AND AGREED TO BY:
FLORA NUTRIENTS, INC.

By: /s/ Frederic Richardson

Name: Frederic Richardson
Title: Chief Executive Officer